UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2026

Belden Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-12561	36-3601505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 North Brentwood Boulevard, 15th Floor

St. Louis, Missouri 63105

(Address of Principal Executive Offices, including Zip Code)

(314) 854-8000

(Registrant’s telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	BDC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 28, 2026, Belden Inc. (the “Company”) completed its previously announced issuance and sale of €450 million aggregate principal amount of 4.250% Senior Subordinated Notes due 2033 (the “Notes”). The Notes were issued pursuant to an indenture dated as of January 28, 2026 (the “Indenture”), by and among the Company, the guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), U.S. Bank Europe DAC, UK Branch, as principal paying agent, and U.S. Bank Europe DAC, as transfer agent and registrar. The Notes were issued at par in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), and will be resold within the United States to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will mature on February 1, 2033 and rank equal in right of payment with the Company’s existing and future senior subordinated debt, and are subordinated to all of the Company’s and the guarantors’ senior debt, including the Company’s revolving credit facility. The Company’s obligations under the Notes are jointly and severally guaranteed by all of the Company’s current and future domestic subsidiaries that guarantee the borrowings under its revolving credit facility.

Interest on the Notes accrues at a rate of 4.250% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2026, to the holders of record on the immediately preceding January 15 and July 15.

The Company will have the option to redeem some or all of the Notes at any time on or after February 1, 2029 at specified redemption prices plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date. Prior to February 1, 2029, the Company may also redeem some or all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in addition to a specified applicable premium. At any time on or prior to February 1, 2029, the Company may also redeem up to 40% of the aggregate principal amount of the Notes from the proceeds of certain equity offerings at a redemption price of 104.250% of the aggregate principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Upon the occurrence of a change in control triggering event (as defined in the Indenture), each holder of the Notes may require the Company to repurchase all or a portion of such holder’s Notes in cash at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains covenants that limit, among other things, the Company’s and certain of its subsidiaries’ ability to (1) incur additional debt, (2) pay dividends or make other distributions on, redeem or repurchase capital stock, or make investments or other restricted payments, (3) enter into transactions with affiliates, (4) dispose of assets or issue stock of restricted subsidiaries, (5) create liens on assets securing certain indebtedness, or (6) effect a consolidation or merger or sell all, or substantially all, of its assets. These covenants are subject to a number of important exceptions and qualifications. Further, during any such time when the Notes are rated investment grade by each of Moody’s Investors Service, Inc. and S&P Global Ratings and no Default (as defined in the Indenture) has occurred and is continuing, certain of the covenants will be suspended with respect to the Notes.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest, including additional interest, on all the Notes to be due and payable.

The foregoing description of the Indenture is qualified in its entirety by reference to the complete copy of the Indenture, including the form of the Note included therein as Exhibit A, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 of this Current Report on Form 8-K regarding the Notes and the Indenture is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits.

Exhibit Number

4.1	Indenture, dated as of January 28, 2026, among Belden Inc., the guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee, U.S. Bank Europe DAC, UK Branch, as principal paying agent, and U.S. Bank Europe DAC, as transfer agent and registrar.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2026

BELDEN INC.

By:	/s/ Brian E. Anderson
Brian E. Anderson
Senior Vice President—Legal, General
Counsel and Corporate Secretary